EXHIBIT 99.1

PROS Appoints Les Rechan as Chief Operating Officer

Industry Veteran to Further Position Company For Growing Demand and Aggressive Market Adoption of Digital Selling and Digital Commerce Solutions

HOUSTON, May 13, 2020 - PROS® (NYSE: PRO), a provider of AI-powered solutions that optimize selling in the digital economy, announced today that Les Rechan has been appointed as Chief Operating Officer - a new role to further enable the company to aggressively adapt and pursue market and customer opportunities as businesses accelerate adoption of AI-based digital selling solutions and redefine digital commerce initiatives in a post-COVID-19 era.

In this new role reporting to Andres Reiner, PROS President and CEO, Rechan is now responsible for all go-to-market and customer experience and engagement functions to further scale and grow these operations globally. A PROS board member between 2015 and May 2020, Rechan has had an instrumental role in guiding the company through major inflection points in its history, including the transition to a cloud-first strategy, corporate acquisitions and introduction of next-generation solution sets.

“Les has deep understanding of PROS, and he has an incredible passion for customer success, innovation, strategic partnerships and developing talent such that he will have impact on our business quickly,” said Reiner. “We are witnessing unprecedented times, and the need for digital selling solutions and defined paths to true digital commerce are essential investments. With the talent and experience that Les brings to this role, we will be strongly positioned and better able to capitalize on the massive business opportunity before us.”

Rechan is deeply familiar with the PROS vision, strategy, people and culture, and has been a driving force in advising PROS strategy to help customers leverage AI and cloud solutions to outperform.

He has lived and worked across the Americas, EMEA and APAC, and brings more than three decades of experience scaling global operations and building world-class teams for companies in the AI, Business Analytics, and Enterprise IT industries.

“The relationship between buyers and sellers has been redefined as businesses come through COVID-19 pandemic scenarios, accelerating the digital transformation of the selling motion,” said Rechan. “I look forward to partnering with Andres and the entire PROS team to help customers accelerate the adoption of a digital selling motion and grow our business together.”

About PROS

PROS Holdings, Inc. (NYSE: PRO) provides AI-powered solutions that optimize selling in the digital economy. PROS solutions make it possible for companies to price, configure and sell their products and services in an omnichannel environment with speed, precision and consistency. Our customers, who are leaders in their markets, benefit from decades of data science expertise infused into our industry solutions.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995, including statements about PROS market opportunity, PROS growth, customer adoption of digital selling solutions, and the impact of the coronavirus (COVID-19) pandemic, each based on PROS current expectations as of the date of this press release.  These statements involve risks and uncertainties, and actual results may differ materially.  Factors that could cause actual results to differ materially from these expectations are contained in PROS filings with the Securities and Exchange Commission and include, among others, the risks related to the impact of the COVID-19 pandemic, such as the scope and duration of the outbreak and timeframe for economic recovery. Subsequent events may cause these expectations to change, and PROS disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

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Media Contact:
Amanda Parrish
aparrish@pros.com
832.924.4731

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